Exhibit 99

PRESS RELEASE- IMMEDIATE RELEASE

CONTACT:

Mary Ellen Fitzpatrick

Senior Vice President/Corporate Communications

Enterprise Bank

978-656-5520

DATE:	December 18, 2008

ENTERPRISE BANCORP, INC.  ANNOUNCES DECISION TO DECLINE
PARTICIPATION IN TREASURY’S CAPITAL PURCHASE PROGRAM.

Enterprise Bancorp, Inc. announced today that it has decided not to participate in the Treasury’s Capital Purchase Program.  As detailed in the attached letter mailed to Shareholders today, the Board considered many factors in making this decision, including the Company’s strong financial position and the various high costs associated with the capital.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank.  The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and South Central New Hampshire.  The company has fifteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury and Westford and in Salem, New Hampshire.  The company has also obtained regulatory approval to establish two new branches, to be located in Derry, New Hampshire and Acton, Massachusetts, and expects that these offices will be open for business in 2009.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

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December 18, 2008

Dear Shareholder,

As you may be aware, the U.S. Government recently implemented a program which makes capital available to qualifying publicly held banks. We felt it important to update you on this program and on the decision we have made related to it.

Under the Treasury’s Capital Purchase Program (“CPP”), qualifying banks may receive capital from the government in the form of non-voting preferred stock at a dividend rate of 5% for the first five years and 9% thereafter. The dividends are not tax-deductible and thus are equivalent to pretax rates of approximately 8.5% for the first five years and 15.25% thereafter.  In addition, the preferred shares include ten-year warrants to purchase common stock at current prices. These warrants are exercisable at any time and could be sold or transferred by the government to any outside party. We estimate that, in Enterprise’s case, if exercised, these warrants could represent an ownership interest of up to 5%.  In addition, the government would implement a number of operating guidelines and restrictions on banks that receive such capital. There has been a lack of clarity from the government as to the desired purpose and use of CPP capital invested in financial institutions. However, in general, it appears that the government’s intention is for the capital to be used to further strengthen healthy banks and support such banks in the acquisition of weaker banks, to add capital to the banking industry on the whole, and to promote lending.

In November and into December, our Board of Directors carefully weighed and evaluated Enterprise Bank’s potential involvement with the CPP. Enterprise was notified in early December that we had received preliminary approval to be granted up to $28.5 million in capital under this program, the maximum amount based on our assets. At the December meeting of the Board of Directors, it was concluded that declining the government funding at this time was in the best interests of Enterprise Bank and our shareholders.

In making this decision, the Board gave careful consideration to many factors, a few of which we would like to highlight for you. First and foremost is Enterprise Bank’s financial position. Enterprise Bank has a strong capital position (under regulatory guidelines we are classified as “well capitalized” which is the highest classification) and has strong asset quality. 2008 has been historically challenging for the banking industry, however Enterprise Bank is well positioned to face these challenges and capitalize on the opportunities that arise in difficult economic times.  Enterprise Bank’s return on equity through September 2008 is in the top 5% of the 197 banks headquartered in

Massachusetts and New Hampshire, which is particularly noteworthy considering the significant expenses we have incurred to open new branches and invest heavily in our future. We also believe that this government capital would have come with a high cost in terms of its dividend rate which most likely would dilute earnings in the short term, the dilution to our shareholders from the warrants attached to the capital, the potential restriction on future increases to dividends on our common stock, and the potential unknown operating restrictions from government regulation as the government has retained the ability to unilaterally change the terms of the CPP.

We greatly value the advice and input you have shared with us over the past twenty years.  Please do not hesitate to contact us directly should you have any questions.

Sincerely,

George L. Duncan	Jack Clancy	Richard W. Main
Chairman	Chief Executive Officer	President
Chief Lending Officer